EXHIBIT 11.1

                    Computation of Net Loss Per Common Share
                    (In thousands, except per share amounts)

                                                             Three Months          Three Months
                                                                 Ended                Ended
                                                            March 31, 1999        March 31, 1998
                                                            --------------        --------------
Historical weighted average shares outstanding ...               28,908                20,007
                                                               --------              --------

Shares used in computing net loss per common share               28,908                20,007
                                                               ========              ========

Net loss .........................................             $(18,431)             $(16,408)
                                                               ========              ========

Basic and diluted net loss per common share ......             $  (0.64)             $  (0.82)
                                                               ========              ========